Exhibit 99.2

CONTACT:
Mark Spencer
847.585.3802 mdspencer@careered.com

Career Education Corporation Board of Directors Accepts Resignation of

Chief Executive Officer Gary E. McCullough as Company Moves Forward to

Position Toward Growth in Long-Term Value

Board Appoints Chairman Steve Lesnik to Post of Chief Executive Officer and Board Member Leslie Thornton to

Newly Created Position of Lead Independent Director, Ensuring Stability in Transition to New Leadership

Schaumburg, Ill., Nov. 1, 2011 – Career Education Corporation (CEC) (NASDAQ: CECO) today announced that its Board of Directors has accepted the resignation of Gary E. McCullough as President, Chief Executive Officer and Board member. The Board has appointed Steven H. Lesnik, who is Chairman, as President and Chief Executive Officer and Board member Leslie T. Thornton to the newly created position of Lead Independent Director to ensure stability in transition to new leadership of the company.

Mr. Lesnik has served as Chairman since 2008 and as a Board member since 2006. He is the former Chairman of the Illinois Board of Higher Education, a visiting lecturer at Northwestern University, and a director of the Illinois Math and Science Academy Foundation. Ms. Thornton has served on Career Education’s board since 2005, and has chaired the Compliance Committee since 2006. Ms. Thornton is a partner at the law firm Dickstein Shapiro LLP and served in the Clinton Administration, including as chief of staff for U.S. Secretary of Education Richard W. Riley.

The Company will commence a comprehensive search for a new Chief Executive Officer. To ensure leadership stability and continuity for the Company, Mr. Lesnik will remain as Chairman, President and Chief Executive Officer until the completion of the search process and a new Chief Executive successor is in place. Ms. Thornton will serve as Lead Independent Director during Mr. Lesnik’s tenure as Chief Executive.

“In my capacity as Chief Executive Officer, I will be focused on ensuring that the Company accelerates its efforts at every level to support its 100,000 students and further positions itself to grow the potential value of the enterprise for stockholders,” Mr. Lesnik said. “This is a critical time for Career Education, and we will aggressively implement initiatives to improve our business and drive improvements in our quality and compliance.”

“The Board and Career Education thank Gary McCullough for all of his efforts, particularly with respect to representing the Company during a time of substantial regulatory changes, advancing our company’s industry-leading IT capabilities, and streamlining our operations. Under his leadership, the management and operations of this company have been both professionalized and improved,” Mr. Lesnik emphasized.

“Given the complexities of the regulatory environment and other issues that have arisen over the last year, CEC is moving towards a new phase and the Board views it as the appropriate time to start the process of putting in place fresh leadership at the CEO level. At the same time, the Board and the Company’s experienced management core will move forward to address the issues before Career Education,” Mr. Lesnik said.

“These initiatives include completing the Company’s review of placement rate determination practices of its domestic schools and continuing to cooperate with the New York Attorney General’s office with a view toward satisfying its inquiries as promptly as possible; strengthening the governance foundation that the Board has established over the last several years; ensuring there is strong leadership at the top of all its operating entities, including filling open leadership positions within our operating units; focusing on students and outcomes; and further positioning the Company to achieve a record of performance consistent with the priority of growing the value of Career Education to the benefit of students and stockholders,” he said.

“Furthermore, the creation by the Board of the Lead Independent Director position reflects its and the Company’s commitments to continue to operate under the best corporate governance practices. Leslie Thornton is the ideal director to serve in this role,” Mr. Lesnik noted.

Mr. Lesnik stated: “The Board will be deliberate and thorough in its search for a new Chief Executive. Accordingly, the Board intentionally has not set a deadline or strict timetable in order to assure that the search process is one that solely focuses finding the best possible professional to lead the Company. To this end, we will look to bring in as chief executive officer an individual who has the demonstrated ability to address industry and company issues, as the company operates in a highly complex and regulated environment and, based on that person’s management experience and fresh perspective, provide the leadership to drive Career Education to ably serve adult learners and achieve growth in its value over the long term,” Mr. Lesnik concluded.

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation family offer high-quality education to a diverse student population of more than 100,000 students across the world in a variety of career-oriented disciplines through online, on-ground and hybrid learning program offerings. The more than 90 campuses that serve these students are located throughout the United States and in France, Italy, the United Kingdom and Monaco, and offer doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs.

CEC is an industry leader whose institutions are recognized globally. Those institutions include, among others, American InterContinental University; Brooks Institute; Colorado Technical University; Harrington College of Design; INSEEC Group Schools; International University of Monaco; International Academy of Design & Technology; Istituto Marangoni; Le Cordon Bleu North America; and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing high-quality education, enabling students to graduate and pursue rewarding career opportunities.

For more information, see CEC’s website at www.careered.com. The website includes a detailed listing of individual campus locations and web links to CEC’s colleges, schools and universities.

Conference Call Information

Career Education Corporation will host a conference call on Wednesday November 2, 2011 at 8:30 a.m. Eastern time. Interested parties can access the live webcast of the conference call at www.careered.com in the Investor Relations section of the website. Participants can also listen to the conference call by dialing 800-580-9478 (domestic) or 630-691-2769 (international) and citing code 31100876. Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at www.careered.com in the Investor Relations section of the website. A replay of the call will also be available for seven days by calling 888-843-7419 (domestic) or 630-652-3042 (international) and citing code 31100876.

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